    As filed with the Securities and Exchange Commission on December 18, 2002

                                                      Registration No. 333-70753
                                                      --------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                 POST-EFFECTIVE

                                 AMENDMENT NO. 6

                                   ON FORM S-2
                                       TO
                             REGISTRATION STATEMENT
                                      UNDER

                           THE SECURITIES ACT OF 1933

                              --------------------

                     B.F. Saul Real Estate Investment Trust
     ----------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Maryland
     ----------------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                      6712
     ----------------------------------------------------------------------
            (Primary standard industrial classification code number)

                                   52-6053341
     ----------------------------------------------------------------------
                     (I.R.S. employer identification number)

        7501 Wisconsin Avenue, Bethesda, Maryland 20814 301-986-6000
     ----------------------------------------------------------------------
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                               Henry Ravenel, Jr.
        7501 Wisconsin Avenue, Bethesda, Maryland 20814 301-986-6000
     ----------------------------------------------------------------------
            (Name, address including zip code, and telephone number,
                   including area code, of agent for service)

                          Copies of correspondence to:
                            Thomas H. McCormick, Esq.
                             Shaw Pittman LLP 2300 N
                                  Street, N.W.
                             Washington, D.C. 20037
                                 (202) 663-8000

        Approximate date of commencement of proposed sale to the public:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box. /X/

     If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1)
of this Form, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment which specifically states that this registration statement is to become effective in accordance with Section 8(a) of the Securities Act or until the registration statement becomes effective on the date the SEC, acting under Section 8(a), determines.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

            PROSPECTUS SUBJECT TO COMPLETION DATED DECEMBER 18, 2002

                                   $70,704,000

                     B.F. SAUL REAL ESTATE INVESTMENT TRUST
                                 UNSECURED NOTES

                  Due one year to ten years from date of issue
       Interest payable each six months from date of issue and at maturity
                           Minimum Investment: $5,000

                          Note Maturities Interest Rate
                            From Issue Date Per Annum

                                One Year     3.5%
                                Two Years    4.0%
                                Three Years  5.0%
                                Four Years   5.5%
                                Five Years   6.5%
                                Six Years    7.0%
                                Seven Years  7.0%
                                Eight Years  8.0%
                                Nine Years   8.0%
                                Ten Years    8.0%

                             -----------------------

                                                  Per Note     Total
                                                  --------  ------------
               Public Offering Price                 100%   $70,704,000
               Proceeds to Trust Before Expenses     100%   $70,704,000

                             -----------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             -----------------------

There is no established trading market for the notes, and the Trust does not anticipate that an active trading market will be established. These notes are unsecured obligations and are not guaranteed or insured by the FDIC or any other government agency. Furthermore, an investment in the notes involves significant risks.

See "Risk Factors" beginning on page 5 for a discussion of material risks that you should consider before you invest in the notes being sold by this prospectus.

                 The date of this prospectus is ______________.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Our Annual Report on Form 10-K for the fiscal year ended September 30, 2002, which has been filed with the Securities and Exchange Commission pursuant to the
Securities Exchange Act of 1934, which accompanies this Prospectus, is incorporated in this Prospectus by reference and made a part hereof.

We will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of our
Annual Report on Form 10-K for the fiscal year ended September 30, 2002, except for the exhibits to such document. Such request should be directed to B.F. Saul
Real Estate Investment Trust, 7501 Wisconsin Avenue, Suite 1500, Bethesda,
Maryland 20814, Attention: Henry Ravenel, Jr. (telephone number (301) 986-6207).

                     B.F. SAUL REAL ESTATE INVESTMENT TRUST

We operate as a Maryland statutory real estate investment trust. Our principal business activity is the ownership and development of income-producing properties. In addition, we own 80% of the outstanding common stock of Chevy
Chase Bank, F.S.B., whose assets accounted for 96% of our consolidated assets at
September 30, 2002. By virtue of our ownership of a majority interest in Chevy
Chase Bank, we are considered to be a savings and loan holding company subject to certain government regulations.

References to the "Trust," "we," "us," and "our" used in this Prospectus refers to the combined entity, which includes B.F. Saul Real Estate Investment Trust and its subsidiaries, including Chevy Chase Bank and it's subsidiaries. The term
"Real Estate Trust" refers to B.F. Saul Real Estate Investment Trust and its subsidiaries, excluding Chevy Chase Bank and it's subsidiaries. The operations conducted by the Real Estate Trust are designated as "Real Estate," while the business conducted by Chevy Chase and its subsidiaries is identified as
"Banking."

Real Estate. Our long-term business objectives are to increase cash flow from operations and to maximize the capital appreciation of our real estate. Our properties are located predominantly in the mid-atlantic and southeastern regions of the United States and consist principally of hotels, office and industrial projects and undeveloped land parcels.

The Real Estate Trust has significant relationships with B.F. Saul Company (the
"Saul Company") and two of its wholly owned subsidiaries, B.F. Saul Advisory
Company L.L.C., formerly known as B.F. Saul Advisory Company (the "Advisor"), and B. F. Saul Property Company, formerly known as Franklin Property Company.
Saul Company, founded in 1892, specializes in real estate investment services including acquisitions, financing, management and leasing, and insurance.
Certain of our officers and trustees are also officers and/or directors of Saul
Company, the Advisor and B. F. Saul Property Company.

The Advisor acts as the Real Estate Trust's investment advisor and manages the day-to-day financial, accounting, legal and administrative affairs of the Real
Estate Trust. B. F. Saul Property Company acts as leasing and management agent for the income-producing properties owned by the Real Estate Trust, and plans and oversees the development of new properties and the expansion and renovation of existing properties.

Banking. Chevy Chase Bank is a federally chartered and federally insured stock savings bank which conducts business primarily in the metropolitan Washington,
D.C. area. The bank has its home office in McLean, Virginia and its executive offices in Bethesda, Maryland. At September 30, 2002, the bank had total assets of $11.3 billion and total deposits of $7.4 billion. Based on total consolidated assets at September 30, 2002, Chevy Chase Bank is the largest bank headquartered in the Washington, D.C. metropolitan area.

Our executive offices of are located at 7501 Wisconsin Avenue, Suite 1500,
Bethesda, Maryland 20814 and the sales office for the notes offered pursuant to this Prospectus is located at 3 Bethesda Metro Center, Suite 700, Bethesda,
Maryland 20814. Our telephone number is 301-986-6207.

                                  THE OFFERING

This section highlights information contained elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements.

Securities Offered..... We are offering $70,704,000 in principal amount of notes with varying interest rates as fixed from time to time
                        by us. As of November 30, 2002, we had $23,087,000 in
                        principal amount of notes available to be issued.

Maturity Date.......... The notes will mature from one to ten years from the date of issue, as selected by you.

Interest Payment Dates. Interest on the notes will be payable each six months after the date of issue and at maturity.

Seniority.............. The notes will be unsecured obligations and will rank junior to the Real Estate Trust's secured debt, which at
                        September 30, 2002 totaled $529.2 million. In addition,
                        the notes will rank equally with all of the Real Estate
                        Trust's other unsecured debt, which, including
                        outstanding notes previously issued pursuant to the
                        Registration Statement of which this Prospectus form a
                        part, totaled $55.2 million at September 30, 2002.

Set Asides............. We have not set aside any money for the purpose of paying principal and interest on the notes.

Independent Review..... No independent rating agency has reviewed the terms of the notes to determine whether they are a suitable
                        investment.

Redemption............. At our sole option, we can repurchase from you for the same price you paid us any note that has been
                        outstanding for more than one year. We can redeem the
                        note on the first anniversary of the date of issue or on
                        any interest payment date afterwards.

Covenants.............. The indenture under which the notes will be sold does not impose any restrictions on our ability to pay
                        dividends, make distributions to our shareholders, incur
                        debt or issue additional securities.

Claims of Noteholders.. You will not have any claim on the assets of Chevy Chase
                        Bank and you may look only to our earnings and assets
                        for the payment of interest and principal on your notes.

Use of Proceeds........ We will use the net proceeds of the offering of these notes primarily to repay maturing notes. Any proceeds
                        not used to repay maturing notes will be used for other
                        general corporate purposes.

                                  RISK FACTORS

An investment in these notes involves significant risks and therefore is suitable only for persons who understand those risks and their consequences and who are able to lose their entire investment. You should consider the following risks in addition to the other information set forth in this prospectus before making your investment decision.

Risks Relating to these Notes

The notes are not secured by the Real Estate Trust or Chevy Chase Bank and you will only be paid principal and interest on your notes after other debts have been paid.

Because the notes are unsecured, they will be effectively subordinated to any of our secured debt and other senior obligations to the extent of the value of the assets securing the debt. As a result, you are only entitled to receive payments of principal and interest on your notes from the funds and assets of the Real
Estate Trust available after our secured debt and other senior obligations have been paid. You will not have any claim on the assets of Chevy Chase Bank. As of
September 30, 2002, the Real Estate Trust's secured debt was $529.2 million, including $200 million of debt secured by the common stock of Chevy Chase Bank owned by us. In addition, we will pay principal and interest on your notes at the same time we make payments on the Real Estate Trust's other unsecured debt, including outstanding notes previously issued pursuant to the Registration
Statement of which this Prospectus forms a part, which totaled $55.2 million as of September 30, 2002.

We are using the proceeds from the sale of these notes primarily to repay maturing notes. As a result, we will need to rely on other sources of funds to pay principal and interest on your notes.

We are using the proceeds from the sale of these notes primarily to repay maturing notes and are not investing the proceeds in the Real Estate Trust's business or setting aside money to pay principal and interest on the notes. As a result, we will need to rely on other sources of funds to pay principal and interest on your notes. In the future, our ability to make these payments will depend on our available cash and our ability to borrow additional funds. In addition, we may sell additional notes in the future as a source of funds to pay principal and interest on your notes. However, we cannot guarantee that we will have sufficient funds in the future to make payments of principal and interest on your notes. In fiscal 2002, the Real Estate Trust sold $12.5 million in new notes and repaid principal on $8.0 million in maturing notes.

The terms of the notes do not limit our ability to distribute our equity interest in chevy chase bank to our shareholders, which may diminish our ability to make payments on your notes and diminish your recourse as an unsecured creditor.

The indenture under which the notes will be issued does not include covenants that prohibit the Trust from distributing to its shareholders the Trust's equity interest in Chevy Chase Bank in a transaction commonly referred to as a
"spin-off." In the event we were to complete such a spin-off, we would no longer consolidate Chevy Chase Bank into our financial statements and no longer receive dividend or tax sharing payments from Chevy Chase Bank, both of which are used to meet our current cash needs. However, in connection with any spin-off, we would also transfer $200 million of debt currently secured by the common stock of Chevy Chase Bank owned by us to Chevy Chase Bank or any newly formed holding company of the bank. Accordingly, we would no longer have to pay $19.5 million of annual interest payments. In addition, following any such spin-off, the Trust would no longer own 80% of the outstanding common stock of the bank. Therefore, any residual value of our ownership interest in the bank in excess of the $200 million of debt transferred by the Trust will no longer be available to unsecured creditors of the bank, including you as a noteholder.

The following chart sets forth certain historical financial information for the year ended September 30, 2002 and certain unaudited pro forma financial information for the year ended September 30, 2002 presented as if the spin-off had been completed as of October 1, 2001. As a result, the unaudited pro forma financial information gives effect to:

o the elimination of approximately $21.7 million of dividend and tax sharing payments received from the bank during fiscal 2002, and

o the elimination of $19.5 million of interest payments on the $200 million of debt transferred by the Trust to the bank on October 1, 2001.

                                                                                            FOR THE YEAR ENDED
                                                                                            SEPTEMBER 30, 2002
                                                                                     ----------------------------------
(Dollars in thousands)                                                                 HISTORICAL         PRO FORMA
                                                                                     ----------------  ----------------

CASH FLOW DATA (REAL ESTATE ONLY):
Net cash provided by operating activities                                                    $ 7,657           $ 5,490
Net cash provided by investing activities                                                      5,461             5,461
Net cash used in financing activities                                                        (13,015)          (13,015)
                                                                                     ----------------  ----------------
Net decrease in cash and cash equivalents                                                        103            (2,064)
Cash and cash equivalents at beginning of year                                                13,860            13,860
                                                                                     ----------------  ----------------
Cash and cash equivalents at end of year                                                    $ 13,963          $ 11,796
                                                                                     ================  ================

OPERATING DATA:
Operating income (loss)                                                                     $ 87,177          $    (48)
Net income (loss)                                                                           $ 27,427          $   (102)
Fixed charges (included in operating income (loss)) (1)                                     $339,247          $ 31,561
Available earnings (2)                                                                      $413,576          $ 33,665

(1) Fixed charges (included in operating income (loss)):
Real estate
  Interest and debt expense                                                                 $ 51,061          $ 31,561
Banking
  Preference security dividend requirements of
     consolidated subsidiary                                                                  15,000                --
  Interest expense                                                                           273,186                --
                                                                                     ----------------  ----------------
Total fixed charges (included in operating income (loss))                                   $339,247          $ 31,561
                                                                                     ================  ================

(2) Available earnings:
Operating income (loss)                                                                     $ 87,177            $ (48)
Equity in earnings of unconsolidated entities                                                (9,057)           (9,057)
Distributions from unconsolidated entities                                                    11,496            11,496
Capitalized interest                                                                            (287)             (287)
Preference security dividend requirements of
   consolidated subsidiary                                                                   (15,000)               --
                                                                                     ----------------  ----------------
                                                                                              74,329             2,104
Total fixed charges (included in operating income (loss))                                    339,247            31,561
                                                                                     ----------------  ----------------
Total available earnings                                                                    $413,576          $ 33,665
                                                                                     ================  ================

The terms of the notes do not limit our ability to pay dividends, make distributions, issue additional securities or borrow money, any of which may diminish our ability to make payments on your notes.

The indenture under which the notes will be issued does not include certain covenants intended to protect the rights of investors which are customary in indentures for similar public debt securities. In particular, the indenture does not limit our ability to pay dividends, make distributions, issue additional securities or borrow money. However, our ability to pay dividends, make distributions, issue additional securities and borrow money is limited by various other agreements to which we are a party, including the indenture for our outstanding 9 3/4% Senior Secured Notes due 2008. For more information about the terms of the notes, see the disclosure under the subheading "Description of the Notes."

We can repurchase the notes from you before you have received the full benefit of your investment.

At our option, we can repurchase from you at the same price you paid us any note that has been outstanding for more than one year. If market interest rates are lower at the time we repurchase your notes than they were when you bought the notes, you may not be able to reinvest your money at the same rate as your note.
Furthermore, if we choose to repurchase any of the notes prior to maturity, we will have less money available to pay principal and interest on the remaining outstanding notes.

No independent rating agency, underwriter, broker or dealer has reviewed the terms of the notes to determine if they are a suitable investment for you.

We have not used and do not intend to use an underwriter or selling agent to sell these notes. In addition, the notes have not been rated by an independent rating agency. As a result, you will not have the benefit of an independent review of us, the terms of the notes and the accuracy and completeness of the information contained in the prospectus that a rating agency, underwriter or other selling agent might provide if they were involved in selling the notes.
The officers of the Trust who will be selling these notes to you are not registered with the Securities and Exchange Commission as brokers or dealers, so they will not be in a position to determine the suitability of these notes for your investment profile and objectives. You must decide for yourself or seek investment advice to determine whether these notes represent a suitable investment for you.

Risks Relating to Our Business

Our ability to raise enough money to pay principal and interest on your notes is limited by several factors.

We primarily rely on external sources of funds to repay principal on maturing debt, including on the notes, and to make capital improvements. In the past, these external sources of funds have included sales of debt securities, including sale of the notes, refinancings of maturing mortgage debt, asset sales, dividends paid by Chevy Chase Bank and tax sharing payments from Chevy
Chase Bank under a tax sharing agreement. In 2002 and beyond, we will be required to raise substantial additional amounts of cash from these external sources. Our ability to raise that cash depends on various factors including:

o Our ability to sell these notes. At present, we are selling these notes principally to pay outstanding notes as they mature. If we do not sell enough new notes to repay maturing notes, we will need to raise funds from other sources. In fiscal 2002, the Real Estate Trust sold $12.5 million in new notes and repaid principal on $8.0 million in maturing notes.

o Our continued receipt of dividends and tax sharing payments from Chevy Chase
  Bank. To meet our cash needs, we rely, in part, on dividends paid on the common stock of Chevy Chase Bank, of which we own 80%, and payments made by Chevy Chase
  Bank under the tax sharing agreement. The availability and amount of tax sharing payments and/or dividends in the future depends primarily on (1) Chevy Chase
  Bank's operating performance and income, (2) restrictions imposed by Chevy Chase
  Bank's regulators, and (3) in the case of tax sharing payments, the continued
  consolidation of Chevy Chase Bank and its subsidiaries with the Real Estate
  Trust for federal income tax purposes. If Chevy Chase Bank does not pay sufficient dividends or make sufficient payments under the tax sharing agreement, we will need to raise funds from other sources. In fiscal 2002, Chevy
  Chase Bank paid us $16.0 million in dividends and $5.7 million in tax sharing payments. In addition, at September 30, 2002, the amount of tax sharing payments due to us from the bank was $2.2 million.

The Real Estate Trust has historically experienced losses, before taking into account asset sales, which may affect our ability to pay principal and interest on the notes.

Historically, in prior fiscal years, we have had losses before accounting for gains from the sale of properties and before the consolidation of Chevy Chase
Bank into our financial statements. For fiscal 2002, this loss was $12.8 million. If we did not consolidate Chevy Chase Bank into our financial statements, our overall operating results in fiscal 2002 and prior years would have been worse. If we continue to operate at a loss and we do not receive dividends and tax sharing payments from Chevy Chase Bank or funds from other sources, our ability to pay principal and interest on the notes will be significantly diminished.

Historically, the fixed expenses of our real estate operations have been greater than our earnings generated by our real estate operations available to pay those expenses, which may hurt our ability to pay principal and interest on the notes.

During the past five fiscal years, we had sufficient funds available to pay our required interest, debt and ground rent expenses. On a consolidated basis, our total available earnings exceeded our fixed charges by $74.3 million, $84.3 million, $55.2 million, $71.6 million, and $156.4 million in fiscal years 2002,
2001, 2000, 1999 and 1998, respectively. However, the fixed charges of our real estate operations exceeded the earnings generated by our real estate operations for four of our last five fiscal years, including fiscal year 2002. We cannot assure that, in future fiscal years, the revenues generated by our real estate operations will exceed the fixed charges of our real estate operations. As a result, during each of the past five fiscal years, except fiscal year 2001, the
Real Estate Trust depended on the receipt of dividends and tax sharing payments from Chevy Chase Bank to pay its fixed charges, including payment of principal and interest on the notes. Excluding the dividend and tax sharing payments from
Chevy Chase Bank, the Real Estate Trust's fixed charges would have exceeded its available earnings by $17.4 million, $2.5 million, $7.1 million, and $12.0 million in fiscal years 2002, 2000, 1999 and 1998, respectively. If the Real
Estate Trust is unable to fund any future shortfall between available earnings and required payments with payments from Chevy Chase Bank or from other sources, its ability to pay principal and interest on the notes will be significantly diminished.

Our business of owning and developing real estate properties is inherently risky.

Most of our operating expenses and almost all of our debt service payments associated with the operation of our income-producing properties are fixed, while the income generated from these properties can significantly fluctuate, for example by reductions in occupancy and rental rates. In addition, the operating expenses of income-producing properties can increase due to inflation, increases in real estate taxes and other general economic factors or governmental actions outside our control. As a result, our ability to pay the fixed costs with cash flow produced by our income-producing properties is highly dependent on our ability to maintain or increase rental income and hotel sales revenue.

Rental income, which is a major source of our revenues, is susceptible to numerous risks, including adverse changes in national or local economic conditions and other factors which might impair the ability of existing tenants to make rental payments and reduce the demand of new tenants for vacant space.
Hotel income, another major source of our revenues, is also susceptible to rapid declines if customer demand decreases because advance bookings represent only a small portion of overall revenues and can be cancelled.

In addition, rental and hotel income was, and may continue to be, affected by the terrorist attacks of September 11, 2001. The attacks resulted in a sharp reduction in travel affecting the overall financial performance of our hotel properties. We were directly affected by the terrorist attacks of September 11 because of our concentration of hotels in the Washington, DC metropolitan area, one of the sites of the attacks. Eleven of our 18 hotels are located in the
Washington, DC metropolitan area. In addition, five of these 11 hotels are within minutes from either Washington Reagan National Airport or Dulles
International Airport, and thus, were more directly affected by the sharp decline in air travel. The two hotels located close to Reagan National were especially affected by Reagan National's prolonged closure and limited flight schedule for a period following reopening.

Real estate investments, including ours, tend to be relatively illiquid, meaning that they can not be sold quickly for cash. This lack of liquidity limits our ability to promptly change the types of properties we own in response to changes in economic, demographic, social, financial and investment conditions.

Risks Relating to the Business of Chevy Chase Bank

The following risk factors relate to the business of Chevy Chase Bank. This information is important because it affects Chevy Chase Bank's ability to pay dividends and to make tax sharing payments to the Trust.

Chevy Chase Bank's operating results may be negatively affected by changes in interest rates, which may affect the ability of the bank to pay dividends to the
Real Estate Trust.

Chevy Chase Bank's operating results depend in large part on the difference between the interest the bank receives from its loans, leases, securities and other assets and the interest it pays on its deposits and liabilities. In general, the bank's liabilities have shorter terms and adjust more quickly to changes in market interest rates than its assets. In recent periods, the bank has emphasized the origination of assets with shorter terms or which have interest rates which adjust more quickly to changes in market interest rates.
However, the interest rates on the bank's assets and liabilities generally do not change at the same time or based on the same market interest rate index.
Moreover, in the current interest rate environment, if interest rates decline further, the bank may not be able to reduce the interest rates on its deposits to the same extent that the interest rates on its assets are reduced.
Accordingly, increases or decreases in market interest rates could negatively affect the operating results of the bank and may hurt the bank's ability to pay us dividends.

Chevy Chase Bank continues to grow its residential mortgage, automobile and commercial loan portfolios; automobile and commercial loans are riskier than residential mortgage loans.

Chevy Chase Bank continues to grow its consumer and commercial lending business.
Automobile and commercial loans have shorter terms and higher interest rates than residential mortgage loans, but are generally riskier than residential mortgage loans. The bank, through one of its subsidiaries, previously made automobile loans to applicants who have adverse credit events in their credit history. Although the bank stopped making these loans in November 2000, some of these loans remain outstanding. These loans typically experience higher rates of delinquencies, repossessions and losses than loans originated under the bank's traditional lending program and are subject to additional regulatory limitations. If the remaining loans are unprofitable or further additions to the bank's allowance for loan losses or regulatory capital levels become necessary, the ability of the bank to pay dividends to us may be adversely affected.

Chevy Chase Bank's allowance for losses might not be sufficient to cover its actual losses from its loan, lease and real estate portfolios. If the losses are greater than expected, the bank may not be able to pay dividends to us and, as a result, we will have less money available to pay principal and interest on the notes.

Chevy Chase Bank records on its financial statements an allowance for possible losses from its loan, lease and real estate portfolios. It is possible that the bank will suffer losses in excess of its allowance for losses, or that future evaluations of the bank's asset portfolios will require significant increases in the allowance for losses as a result of changes in economic conditions, regulatory examinations or the bank's own internal review process. As a result, the bank may be unable to pay us the same amount of, or any, dividends in the future.

Chevy Chase Bank's ability to pay dividends to us is limited by government regulations.

Federal regulations provide that Chevy Chase Bank may not pay dividends to us unless the bank is at least "adequately capitalized" as defined in the regulations. At September 30, 2002, the bank was "well capitalized" and thus exceeded the tests established for "adequately capitalized" institutions.
However, the Office of Thrift Supervision ("OTS") has discretion to lower the bank's capital adequacy status. The bank's ability to maintain its capital ratios at the required levels depends on a number of factors, including general economic conditions and conditions in the local markets in which the bank operates. OTS retains the discretion to limit or condition the bank's dividends based on general concerns over the safety and soundness of the bank and conditioned the bank's recent payments of common stock dividends on the bank maintaining its well capitalized status.

The indentures for the bank's outstanding subordinated debt place restrictions on the bank's ability to pay dividends to us, which may result in less money available to the Real Estate Trust to pay principal and interest on the notes.

The indentures for the bank's outstanding 9 1/4% Subordinated Debentures due
2005 and 9 1/4% Subordinated Debentures due 2008 restrict the bank's ability to pay dividends on its common stock to us.

OTS may require us to make cash payments to Chevy Chase Bank.

In an agreement with the predecessor agency to OTS, we agreed to maintain the regulatory capital of Chevy Chase Bank at certain minimum levels and to contribute additional capital to the bank if necessary to meet those requirements. If the bank is unable to maintain its capital at the prescribed levels, OTS could require us to contribute capital to the bank. Such a payment would reduce the funds available to us to pay principal and interest on the notes.

In addition, if Chevy Chase Bank becomes "undercapitalized" as defined by federal regulations, the bank would be required to file a capital restoration plan outlining the steps it will take to become "adequately capitalized." OTS could choose not to accept the plan unless we guaranteed in writing the bank's compliance with the plan. If we refused to provide such a guarantee, the bank could be subject to more restrictive regulatory actions and would not be able to pay us dividends.

We may be required to make payments to Chevy Chase Bank under the tax sharing agreement.

If, in any fiscal year, Chevy Chase Bank has a net operating loss, we would be required under the tax sharing agreement with the bank to make payments to the bank if we or any of our affiliated companies use that loss to offset our taxable income. If Chevy Chase Bank has a net operating loss that is not used by us in that year to offset our taxable income, Chevy Chase Bank can use those losses to obtain a refund from the IRS of taxes paid in previous years or to obtain a refund from us of tax sharing payments paid by the bank to us, or both, depending on the amount of losses and the taxable year in which they occurred.

At September 30, 2002, no carryback potential existed for the recovery of income taxes paid by the bank in prior years. Therefore, as described above, the Real
Estate Trust has no obligation to repay the bank for income taxes paid in prior years. Additionally, Chevy Chase Bank owes us $2.2 million in tax sharing payments as of September 30, 2002. The tax sharing payment will be made during fiscal 2003. After this payment is made to the Trust, the Trust could be required to repay it as a result of future carrybacks of bank losses, if any. If we are required to make this payment, our funds available to pay principal and interest on the notes will be reduced.

Chevy Chase Bank's business is concentrated in the metropolitan Washington, D.C.
area and would be negatively impacted by an economic downturn in the local economy.

Chevy Chase Bank's principal deposit and lending market is concentrated in the metropolitan Washington, D.C. area. Accordingly, an economic downturn in the local economy would negatively impact the overall financial performance of the bank and its ability to pay dividends to us. If the bank is unable to pay dividends to us, we will have less money available to pay principal and interest on the notes.

Other Risks

Our Declaration of Trust does not contain investment or borrowing limitations which protect your investment in the notes.

With certain minor exceptions, our Declaration of Trust does not require us to invest our assets in any particular manner. The Board of Trustees, in their discretion, may change the mix of our investment portfolio at any time or make new types of investments, so long as the investments are not prohibited by the
Declaration of Trust or by any indentures, loan documents or other agreements applicable to us. In addition, the Declaration of Trust does not limit the amount of money we can borrow or the types of debt securities we can issue, including additional notes or debt securities which are senior to the notes.

                      FORWARD LOOKING STATEMENTS DISCLOSURE

This prospectus contains forward looking statements which can be identified by the use of terminology such as "may," "will," expect," "anticipate," "estimate,"
"continue," or other similar words. Although we believe that our expectations reflected in the forward-looking statements are based on reasonable assumptions, these expectations may not prove to be correct. Important factors that could cause our actual results to differ materially from the expectations reflected in these forward-looking statements include those set forth in the "Risk Factors"
section of this prospectus, as well as general economic, business and market conditions, changes in Federal and local laws and regulations and increased competitive pressures.

                                 USE OF PROCEEDS

We will use the net proceeds from the sale of these notes primarily to retire maturing notes, including the notes offered hereby. At September 30, 2002, $12.4 million principal amount of notes were scheduled to mature in fiscal 2003. The interest rates on outstanding notes scheduled to mature during this period vary from 5% to 12% per annum. Any proceeds not used to pay maturing notes will be used for other general corporate purposes. This offering is not contingent on the sale of any minimum amount of notes.

                              PLAN OF DISTRIBUTION

The notes will not be distributed through underwriters, brokers or dealers and will be sold only by us acting through one or more of our duly authorized officers. Such officers are salaried employees of Saul Company and do not receive any compensation in connection with their participation in the offering and sale of the notes in the form of commissions or other remuneration based either directly or indirectly on sales of the notes. Although we do not pay the officers who participate in the offering and sale of the notes, we do pay the
Advisor a fee of 2% of the principal amount of the notes as they are issued to offset its costs of administering the note program. Notes will be available for sale only at our office in Bethesda, Maryland. See "How to Purchase Notes." The
offering of the notes by this prospectus will terminate when all of the notes have been sold. See "Description of Notes -- General." We may also terminate the offering of the notes at any time without notice.

                              HOW TO PURCHASE NOTES

You may purchase notes in person at our sales office. Please call 301-986-6207 or 301-986-6271 for an appointment. You may purchase notes by mail by completing the applicable Note Order Form, which may be found at the end of this prospectus, and mailing the form and a check payable to the Trust in the enclosed envelope. In either case, the note, in registered form, will be mailed directly to you by U.S. Bank Trust National Association, the Indenture Trustee
for the notes. For further information on how to purchase notes, please telephone (301) 986-6207.

                              DESCRIPTION OF NOTES

The notes will be issued under an Indenture dated as of September 1, 1992, as supplemented by the First Supplemental Indenture dated as of January 16, 1997, as further supplemented by the Second Supplemental Indenture dated January 13,
1999 between the Trust and U.S. Bank Trust National Association, referred to in this prospectus as the "Indenture Trustee". Included below is a summary of the material terms of the notes and the material provisions of the indenture. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by express reference to, the cited sections and articles of, and definitions contained in, the indenture as supplemented, a copy of which has been filed with the Commission as Exhibit
4(a), (b) and (l) to the registration statement of which this prospectus forms a part, and which is available as described under "Available Information."

General

The notes are limited to the aggregate principal amount of $70,704,000 offered hereby (Section 3.01). The Trust from time to time may enter into one or more supplemental indentures providing for the issuance of additional notes without the consent of the holders of outstanding notes (Section 9.01).

The notes will be issued in denominations of $5,000 or any amount in excess thereof which is an integral multiple of $1,000. They will be issued in registered form only, without coupons, to mature one to ten years from the date of issue, as selected by the investor. The notes will be unsecured general obligations of the Trust and will be identical except for interest rate, issue date and maturity date (Section 3.02). Except as described below under
"Redemption of Certain Notes," the notes will not contain any provisions for conversion, redemption, amortization, sinking fund or retirement prior to maturity.

The notes are not guaranteed or insured and are not secured by any mortgage, pledge or lien. The notes will rank on a parity in right of payment with all unsecured debt of the Real Estate Trust. At September 30, 2002, the Real Estate
Trust's unsecured debt totaled $55.2 million.

Each note will bear interest from the date of issue to the date of maturity at the annual rate stated on the face thereof. Such interest will be payable semiannually, six months from the date of issue and each six months thereafter, and at maturity, to the persons in whose names the notes are registered at the close of business on the 20th day preceding such interest payment dates.
Interest rates applicable to notes will be subject to change by the Trust from time to time, but no such change will affect any notes issued prior to the effective date of such change (Section 3.01). Based on the amount of a proposed investment in notes or the aggregate principal amount of the Real Estate Trust's outstanding unsecured notes held by a prospective investor, the Trust may offer to pay interest on a note of any maturity at an annual rate of up to 2% in excess of the interest rate shown on the cover page of this prospectus for a note of such maturity.

At maturity of any note, principal will be payable upon surrender of such note without endorsement at U.S. Bank Trust National Association, 100 Wall Street
Suite 1600, New York, New York 10005. Interest payments will be made by the
Trust by check mailed to the person entitled thereto (Sections 3.01 and 10.02).
Notes must be presented at the above office of the Indenture Trustee for registration of transfer or exchange and for payment at maturity. No service charge will be imposed for any transfer or exchange of notes, but the Trust may require payment to cover taxes or other governmental charges that may be assessed in connection with any such transfer or exchange (Section 3.05).

The indenture does not impose any restrictions on the Trust's ability to pay dividends or other distributions to its shareholders, to incur debt or to issue additional securities.

There is no established trading market for the notes, and the Trust does not anticipate that an active trading market will be established.

Redemption of Notes

The Trust may, at its sole election, redeem any of the notes having a stated
maturity of more than one year from date of issue on any interest payment date with respect to such note on or after the first anniversary of the date of issue of such note at a redemption price, exclusive of the installment of interest due on the redemption date, payment of which shall have been made or duly provided for to the registered holder on the relevant record date, equal to the principal amount of the note so redeemed. (Section 11.01). Notes called for redemption will not bear interest after the redemption date. (Section 11.07).

If fewer than all of the notes having a stated maturity of more than one year and the same interest payment date as the redemption date are to be redeemed, the particular notes to be redeemed will be selected by such method as the Trust shall deem appropriate and may include redemption of notes with higher interest rates first. (Section 11.04).

Events of Default and Notice Thereof

The indenture provides that an "Event of Default" with respect to the notes will result upon the occurrence of any of the following:

o default in the payment of any interest upon any note when it becomes due and payable, and continuance of such default for a period of 30 days;

o default in the payment of the principal of and premium, if any, on any note at its maturity;

o default in the performance, or breach, of any covenant or warranty of the
  Trust in the indenture, other than a covenant or warranty a default in whose performance or whose breach is elsewhere in the indenture specifically dealt with, and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Trust by the
  Indenture Trustee or to the Trust and the Indenture Trustee by the holders of at least 10% in principal amount of the notes outstanding, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the indenture;

o certain events of bankruptcy or insolvency affecting the Trust; or

o The Advisor ceases to be the investment advisor to the Trust without being immediately replaced by another entity the majority voting interest of which is owned by the Saul Company or B. Francis Saul II, our Chairman and Chief
  Executive Officer (Section 5.01).

Within 90 days after the occurrence of a default, the Indenture Trustee is required to give the noteholders notice of all defaults known to it; provided that, except in the case of a default in the payment of principal of, and premium if any, or interest on, any of the notes, the Indenture Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the noteholders (Section 6.02).
If an Event of Default occurs and is continuing, the Indenture Trustee or the holders of not less than 25% in principal amount of the notes outstanding may declare the principal of all the notes to be due and payable immediately, by a notice in writing to the Trust, and to the Indenture Trustee if given by noteholders, and upon any such declaration such principal will become immediately due and payable (Section 5.02). At any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Indenture Trustee, the holders of a majority in principal amount of the notes outstanding, by written notice to the Trust and the Indenture Trustee, may rescind and annul such declaration and its consequences if

(1) the Trust has paid or deposited with the Indenture Trustee a sum sufficient to pay:

o all overdue installments of interest on all notes;

o the principal of and premium, if any, on any notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes;

o to the extent that payment of such interest is lawful, interest upon overdue installments of interest at the rate borne by the notes; and

o all sums paid or advanced by the Indenture Trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the Indenture
  Trustee, its agents and counsel; and

(2) all Events of Default, other than the nonpayment of the principal of notes which have become due solely by such acceleration, have been cured or have been waived as provided in the indenture (Section 5.02).

The indenture provides that if (1) default is made in the payment of any interest on any note when such interest becomes due and payable and such default continues for a period of 30 days, or (2) default is made in the payment of the principal of or premium, if any, on any note at the maturity thereof, the Trust will, upon demand of the Indenture Trustee, pay to it, for the benefit of the holders of such notes, the whole amount then due and payable on such notes for principal and premium, if any, and interest, with interest upon the overdue principal and premium, if any and, to the extent that payment of such interest is legally enforceable, upon overdue installments of interest, at the rate borne by the notes. (Section 5.03).

In the case of an Event of Default which is not cured or waived, the Indenture
Trustee will be required to exercise such of its rights and powers under the indenture, and to use the degree of care and skill in their exercise, that a prudent man would exercise or use under the circumstances in the conduct of his own affairs, but it otherwise need only perform such duties as are specifically set forth in the indenture (Section 6.01). Subject to such provisions, the
Indenture Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the noteholders unless they offer to the Indenture Trustee reasonable security or indemnity (Section 6.03).

Modification of Indenture

The indenture, the rights and obligations of the Trust and the rights of the noteholders may be modified by the Trust and the Indenture Trustee without the consent of the noteholders:

o to evidence the succession of a corporation or other entity to the Trust, and the assumption by any such successor of the covenants of the Trust in the indenture and the notes;

o to add to the covenants of the Trust, for the benefit of the noteholders, or to surrender any right or power conferred in the indenture upon the Trust;

o to cure any ambiguity, to correct or supplement any provision of the indenture which may be defective or inconsistent with any other provisions, or to make any other provisions with respect to matters or questions arising under the indenture which are not inconsistent with the indenture, provided such action does not adversely affect the interests of the noteholders;

o to create, from time to time, notes in addition to the notes initially issuable under the indenture and any supplemental indenture thereto, which subsequently created notes are identical to the notes initially issuable under the indenture and any supplemental indenture thereto, except for interest rate, issue date and maturity date; or

o to modify, amend or supplement the indenture to effect the qualification of the indenture under the Trust Indenture Act of 1939 and to add to the indenture specified provisions permitted by such Act (Section 9.01).

With certain exceptions, the indenture, the rights and obligations of the Trust and the rights of the noteholders may be modified in any manner by the Trust with the consent of the holders of not less than 66-2/3% in aggregate principal amount of the outstanding notes; but no such modification may be made without the consent of each noteholder affected thereby which would (1) change the maturity of the principal of, or any installment of interest on, any note or reduce the principal amount thereof or the interest thereon, or impair the right of such noteholder to institute suit for the enforcement of any such payment on or after the maturity thereof, or (2) reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required for any modification of the indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults thereunder and the consequences thereof provided for in the indenture
(Section 9.02).

Compliance Reports

The Trust and each other obligor on the notes, if any, must deliver annually to the Indenture Trustee, within 120 days after the end of each fiscal year, an officers' certificate stating whether the Trust is in default in the performance and observance of any of the conditions or covenants of the indenture, and if the Trust is in default, specifying all such defaults and the nature and status thereof (Section 10.06).

Reports to Noteholders

The Trust will furnish to the holders of notes such summaries of all quarterly and annual reports which it files with the Commission as may be required by the rules and regulations of the Commission to be furnished to holders of any notes
(Section 7.04).

                                     EXPERTS

The consolidated financial statements and schedules of B.F. Saul Real Estate
Investment Trust appearing in B.F. Saul Real Estate Investment Trust's Annual
Report (Form 10-K) for the year ended September 30, 2002, have been audited by
Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

The legality of the securities offered by this prospectus has been passed upon for the Trust by the firm of Shaw Pittman LLP, Washington, D.C., a partnership including professional corporations. George M. Rogers, Jr., currently a senior counsel of that firm and who was a member of that firm until January, 1999, is a trustee of the Trust and a director of Saul Company and of Chevy Chase Bank.

                       WHERE YOU CAN FIND MORE INFORMATION

The Trust has filed with the Securities and Exchange Commission a Registration
Statement on Form S-2 pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, covering the notes being offered hereby. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete.
With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. This prospectus is also being accompanied by a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2002.

The Trust is subject to the informational requirements of the Securities
Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Commission. Information as of particular dates concerning the Trust's Trustees, officers and principal holders of securities and any material interest of such persons in transactions with the Trust is set forth in annual reports on Form 10-K, quarterly reports on Form 10-K and current reports on Form 8-K filed with the Commission. Such reports and other information filed by the Trust with the Commission may be inspected and copied at the public reference facilities of the Commission, located at 450 Fifth
Street, N.W., Washington, D.C. 20549; 233 Broadway, New York, New York 10279;
and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may be obtained from the Public Reference Section of the Commission at
450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, certain of these materials are publicly available through the
Commission's web site located at http://www.sec.gov. Because the Trust does not have publicly traded equity or debt securities, the Trust has determined that it is not necessary to maintain a web site. However, as soon as reasonably practicable after with file documents with, or furnish document to, the
Commission, we will provide without charge to any person, upon the written or oral request of such person, copies of such filings. Such request should be directed to B.F. Saul Real Estate Investment Trust, 7501 Wisconsin Avenue, Suite
1500, Bethesda, Maryland 20814, Attention: Henry Ravenel, Jr. (telephone number
(301) 986-6207).

                                 NOTE ORDER FORM

                     B.F. SAUL REAL ESTATE INVESTMENT TRUST

     PLEASE ISSUE A NOTE EXACTLY AS INDICATED BELOW AT THE INTEREST RATE SHOWN
ON YOUR CURRENT PROSPECTUS OR SUPPLEMENT THERETO. MY CHECK FOR 100% OF THE
PRINCIPAL AMOUNT IS ENCLOSED. I UNDERSTAND THAT MY NOTE WILL BE ISSUED AS OF THE
DATE THIS ORDER IS RECEIVED (IF RECEIVED BY NOON) AND THAT YOUR OFFER MAY BE
WITHDRAWN WITHOUT NOTICE.

Owner's Name:
              -----------------------------------------------------------------
Address:
              -----------------------------------------------------------------

              -----------------------------------------------------------------

Taxpayer Identification
(Social Security) Number:
                          -----------------------------------------------------

Principal Amount of Note   Maturity from date of issue

(Minimum $5,000):          (circle one):  1  2  3  4  5  6  7  8  9  10 year(s)
                 --------

If the maturity date falls on a Saturday, Sunday, or holiday, it will be changed to the nearest business day. This change will not alter the interest rate.

Under penalties of perjury, I certify (1) that the number shown on this form is my correct taxpayer identification number, and (2) that I am not subject to backup withholding because (a) I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (b) the Internal Revenue Service has notified me that I am no longer subject to backup withholding; or all of the account owners are neither citizens nor residents of the United States and therefore exempt from withholding.

Note: Strike out the language certifying that you are not subject to backup withholding due to notified payee underreporting if the Internal Revenue Service has notified you that you are subject to backup withholding and you have not received notice from the Internal Revenue Service advising that backup withholding has terminated.

--------------                -------------------------------------------------
Date                          Signature

For office use only:
--------------------          -------------------------------------------------
Date rec'd                    Print Name
           ---------
                              -------------------------------------------------
Issue date                    Address (if different from above)
           ---------
                              -------------------------------------------------
Interest rate                 City, State and Zip Code
              ------

                              -------------------------------------------------
                              (Area Code) Telephone Number

                     B.F. SAUL REAL ESTATE INVESTMENT TRUST

Gentlemen:

I (We) hold a Note,
                        number
                                   ------------------------------
   For the principal amount of     $
                                   ------------------------------
              which matures on
                                   ------------------------------

     CHECK ONE OF THE FOLLOWING BOXES:

1.   I (We) wish to receive a check for the principal amount -
     if so, please send note to U.S. Bank Trust National
     Association

2.   I (We) wish to reinvest the principal amount in a new Note as follows:

Principal Amount of Note   Maturity from date of issue
(Minimum $5,000):          (circle one):  1  2  3  4  5  6  7  8  9  10 year(s)
                 --------

The principal amount of the new note may be either increased or decreased in increments of $1,000. In no can case the new principal be less than $5,000. If increased, please send a check payable to B.F. Saul Real Estate Investment Trust for the amount of the increase.

                PLEASE ENCLOSE THE MATURING NOTE AND RETURN TO US

           IF THE NEW NOTE TO BE ISSUED IS TO BE REGISTERED IN A NAME
            OTHER THAN THAT OF THE PRESENT HOLDER(S), OR IF ANY OTHER
                         ALTERATIONS IN THE FORM OF THE
           REGISTRATION ARE REQUIRED, PLEASE PRINT OR TYPE IN THE NEW
                               INFORMATION BELOW.

Name of Owner(s)
                                   --------------------------------------------
                                   Print Name

                                   --------------------------------------------
                                   Print Name
Address:
                                   --------------------------------------------
                                   No.       Street    Apt.

                                   --------------------------------------------
                                   City      State     Zip Code
Telephone Number
                                   --------------------------------------------
                                    Area Code
Federal Identification or
Social Security
                                   --------------------------------------------

-----------------------------------                             ---------------
Signature                                                       Date

                                 ACKNOWLEDGEMENT

                     B.F. SAUL REAL ESTATE INVESTMENT TRUST

     Gentlemen:

     I understand and acknowledge that (1) the Note I am purchasing is not a savings account or a deposit and (2) the Note is not insured or guaranteed any federal government agency, including the Federal Deposit Insurance Corporation, or by any state governmental agency.

--------------------                     --------------------------------------
Date                                     Signature

                                         --------------------------------------
                                         Print Name

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Declaration of Trust (Article III) provides that no Trustee or officer of the Trust shall be liable for any action or failure to act except for his own bad faith, willful misfeasance, gross negligence or reckless disregard of his duties, and, except as stated, Trustees and officers are entitled to be reimbursed and indemnified for all loss, expenses, and outlays which they may suffer because they are Trustees or officers of the Trust.

ITEM 16.

(a)  EXHIBITS.

   EXHIBITS                         DESCRIPTION
  ----------  ------------------------------------------------------------------
   3.          ORGANIZATIONAL DOCUMENTS

       (a)     Second Amended and Restated Declaration of Trust filed with the
               Maryland State Department of Assessments and Taxation on May 23,
               2002 as Exhibit 3(a) to Registration Statement 333-70753 is
               hereby incorporated by reference.

       (b)     Second Amended and Restated By-Laws of the Trust dated as of
               May 23, 2002 as Exhibit 3(b) to Registration Statement 333-70753
               is hereby incorporated by reference.

   4.          INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING
               INDENTURES

       (a)     Indenture dated as of March 25, 1998 between the Trust and
               Norwest Bank Minnesota, National Association, as Trustee, with respect to the Trust's 9 3/4% Series B Senior Secured Notes due
               2008, as filed as Exhibit 4(a) to Registration Statement
               333-49937 is hereby incorporated by reference.

       (b)     Indenture with respect to the Trust's Senior Notes Due from One
               Year to Ten Years from Date of Issue as filed as Exhibit 4(a) to
               Registration No. 33-19909 is hereby incorporated by reference.

       (c)     First Supplemental Indenture with respect to the Trust's Senior
               Notes due from One Year to Ten Years from Date of Issue as filed as Exhibit T-3C to the Trust's Form T-3 Application for
               Qualification of Indentures under the Trust Indenture Act of 1939
               (File No. 22-20838) is hereby incorporated by reference.

       (d)     Indenture with respect to the Trust's Senior Notes due from One
               Year to Ten Years from Date of Issue as filed as Exhibit 4(a) to
               Registration Statement No. 33-9336 is hereby incorporated by reference.

       (e)     Fourth Supplemental Indenture with respect to the Trust's Senior
               Notes due from One Year to Ten Years from Date of Issue as filed as Exhibit 4(a) to Registration Statement No. 2-95506 is hereby incorporated by reference.

       (f)     Third Supplemental Indenture with respect to the Trust's Senior
               Notes due from One Year to Ten Years from Date of Issue as filed as Exhibit 4(a) to Registration Statement No. 2-91126 is hereby incorporated by reference.

       (g)     Second Supplemental Indenture with respect to the Trust's Senior
               Notes due from One Year to Ten Years from Date of Issue as filed as Exhibit 4(a) to Registration Statement No. 2-80831 is hereby incorporated by reference.

       (h)     Supplemental Indenture with respect to the Trust's Senior Notes due from One Year to Ten Years from Date of Issue as filed as
               Exhibit 4(a) to Registration Statement No. 2-68652 is hereby incorporated by reference.

       (i)     Indenture with respect to the Trust's Senior Notes due from One
               Year to Five Years from Date of Issue as filed as Exhibit T-3C to the Trust's Form T-3 Application for Qualification of Indentures
               under the Trust Indenture Act of 1939 (file No. 22-10206) is hereby incorporated by reference

       (j)     Indenture dated as of September 1, 1992 with respect to the
               Trust's Notes due from One to Ten Years form Date of Issue filed as Exhibit 4(a) to Registration Statement No. 33-34930 is hereby incorporated by reference.

       (k)     First Supplemental Indenture dated as of January 16, 1997 with respect to the Trust's Notes due from One to Ten years from Date of Issue filed as Exhibit 4(b) to Registration Statement No.
               33-34930 is hereby incorporated by reference.

       (l)     Second Supplemental Indenture dated as of January 13, 1999 with respect to the Trust's Notes due from One to Ten Years from Date of Issuance as filed as Exhibit 4(l) to Registration Statement
               No. 333-70753 is hereby incorporated by reference.

  **5.         Opinion of Shaw Pittman LLP with respect to legality of the
               Notes.

   10. MATERIAL CONTRACTS

 *     (a)     Amended and Restated Advisory Contract dated as of October 1,
               1982, by and among the Trust, B.F. Saul Company and B.F. Saul
               Advisory Company, as subsequently amended.

       (b)     Assignment and Guaranty Agreement effective May 1, 1972 by and among the Trust, B.F. Saul Company and B.F. Saul Advisory
               Company, as filed as Exhibit 10(b) to the Trust's Annual Report on Form 10-K (File No. 1-7184) for the fiscal year ended
               September 30, 2001 is hereby incorporated by reference.

       (c)     Commercial Property Leasing and Management Agreement effective
               October 1, 1982 between the Trust and B.F. Saul Property Company filed as Exhibit 10(b) to Registration Statement No. 2-80831 is
               hereby incorporated by reference.

       (d)     Amendments to Commercial Property Leasing and Management
               Agreement between the Trust and B.F. Saul Property Company dated as of December 31, 1992 (Amendment No. 5), July 1, 1989
               (Amendment No. 4), October 1, 1986 (Amendment No. 3), January 1,
               1985 (Amendment No. 2) and July 1, 1984 (Amendment No. 1) filed as Exhibit 10(o) to Registration Statement No. 33-34930 is hereby incorporated by reference.

       (e)     Tax Sharing Agreement dated June 28, 1990 among the Trust, Chevy
               Chase Bank F.S.B. and certain of their subsidiaries filed as
               Exhibit 10(c) to Registration Statement No. 33-34930 is hereby incorporated by reference.

       (f)     First Amendment to Tax Sharing Agreement effective May 16, 1995 among the Trust, Chevy Chase Bank F.S.B. and certain of their subsidiaries, as filed as Exhibit 10(f) to the Trust's Annual
               Report on Form 10-K (File No. 1-7184) for the fiscal year ended
               September 30, 2001 is hereby incorporated by reference.

       (g)     Agreement dated June 28, 1990 among the Trust, B.F. Saul Company,
               Franklin Development Co., Inc., The Klingle Corporation and
               Westminster Investing Corporation relating to the transfer of certain shares of Chevy Chase Bank, F.S.B. and certain real property to the Trust in exchange for Preferred Shares of the
               Trust filed as Exhibit 10(d) to Registration Statement No.
               33-34930 is hereby incorporated by reference.

       (h)     Regulatory Capital Maintenance/Dividend Agreement dated May 17,
               1988 among B.F. Saul Company, the Trust and the Federal Savings and Loan Insurance Corporation filed as Exhibit 10(e) to the
               Trust's Annual Report on Form 10-K (File No. 1-7184) for the
               fiscal year ended September 30, 1991 is hereby incorporated by reference.

       (i)     Registration Rights and Lock-Up Agreement dated August 26, 1993 by and among Saul Centers, Inc. and the Trust, Westminster
               Investing Corporation, Van Ness Square Corporation, Dearborn,
               L.L.C., B.F. Saul Property Company and Avenel Executive Park
               Phase II, Inc. as filed as Exhibit 10.6 to Registration Statement
               No. 33-64562 is hereby incorporated by reference.

       (j)     First Amendment to Registration Rights and Lock-Up Agreement
               dated September 29, 1999 by and among Saul Centers, Inc., the
               Trust, Westminster Investing Corporation, Van Ness Square
               Corporation, Dearborn Corporation, Franklin Property Company and
               Avenel Executive Park Phase II, Inc., as filed as Exhibit 10(b)
               to the Trust's Annual Report on Form 10-K (File No. 1-7184) for
               the fiscal year ended September 30, 2001 is hereby incorporated by reference.

       (k)     Exclusivity and Right of First Refusal Agreement dated August 26,
               1993 among Saul Centers, Inc., the Trust, B.F. Saul Company,
               Westminster Investing Corporation, B.F. Saul Property Company,
               Van Ness Square Corporation, and Chevy Chase Savings Bank, F.S.B.
               as filed as Exhibit 10.7 to Registration Statement No. 33-64562 hereby incorporated by reference.

       (l)     Fourth Amended and Restated Reimbursement Agreement dated as of
               April 25, 2000 by and among Saul Centers, Inc., Saul Holdings
               Limited Partnership, Saul Subsidiary I Limited Partnership, Saul
               Subsidiary II Limited Partnership, Saul QRS, Inc.,  B.F. Saul
               Property Company, Westminster Investing Corporation, Van Ness
               Square Corporation, Dearborn, L.L.C., Avenel Executive Park
               Phase II, L.L.C., and the Trust, as filed as Exhibit 10(k) to the
               Trust's Quarterly Report on Form 10-Q (File No. 1-7184) for the
               fiscal quarter ended March 31, 2000 is hereby incorporated by reference.

       (m)     Bank Stock Registration Rights Agreement dated as of March 25,
               1998 between the Trust and Norwest Bank Minnesota, National
               Association, as Trustee, as filed as Exhibit 4(d) to Registration
               Statement No. 333-49937 is hereby incorporated by reference.

       (n)     Note Administration Fee Agreement dated as of February 8, 2002, between the Trust and B.F. Saul Advisory Company L.L.C., as filed as Exhibit 10(n) to the Trust's Quarterly Report on Form 10-Q
               (File No. 1-7184) for the fiscal quarter ended December 31, 2001 is hereby incorporated by reference.

 *12.          Statement re: Computation of Ratio of Earnings to Fixed Charges -
               Real Estate Trust.

 *12.1         Statement re: Computation of Ratio of Consolidated Earnings to
               Fixed Charges - Trust.

  21.          List of Subsidiaries of the Trust, filed as Exhibit 21 to the
               Trust's 10-K (File No. 1-7184) for the fiscal year ended
               September 30, 2002, is hereby incorporated by reference.

 *23.    (a)   Consent of Ernst & Young LLP.

**       (b)   Consent of Shaw Pittman LLP.

**25.          Statement of Eligibility on Form T-1 of U.S. Bank
               Trust National Association.
-------------------
*  Filed herewith.
** Previously filed.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)   To include any prospectus required by Section 10(a)(3) of
                the Securities Act of 1933.

          (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the
                information set forth in the registration statement.
                Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered)
                and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of
                prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration
                statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities
         Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as Indemnification for liabilities arising under the Securities Act of
1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chevy Chase,
Maryland on this 18th day of December 2002.

                         B.F. SAUL REAL ESTATE INVESTMENT TRUST

                         By:  B. FRANCIS SAUL II
                         ----------------------------
                               B. Francis Saul II
                              Chairman of the Board
                          (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated
below on this 18th day of December 2002.

          Signature                         Capacity
---------------------------    --------------------------------------

B. Francis Saul II
---------------------------    Trustee, Chairman of the Board
B. Francis Saul II             and Principal Executive Officer

Stephen R. Halpin, Jr.
---------------------------    Vice President and Chief
Stephen R. Halpin, Jr.         Financial Officer (Principal
                               Financial Officer)

Bill D. Tzamaras
---------------------------    Vice President
Bill D. Tzamaras               (Principal Accounting Officer)

Garland J. Bloom, Jr.*
---------------------------    Trustee
Garland J. Bloom, Jr.

Gilbert M. Grosvenor*
---------------------------    Trustee
Gilbert M. Grosvenor

B. Francis Saul III*
---------------------------    Trustee
B. Francis Saul III

John R. Whitmore*
---------------------------    Trustee
John R. Whitmore

*Signed by Ross E. Heasley as attorney-in-fact

                                  EXHIBIT INDEX

   EXHIBITS                         DESCRIPTION
  ----------  ------------------------------------------------------------------
   3.          ORGANIZATIONAL DOCUMENTS

       (a)     Second Amended and Restated Declaration of Trust filed with the
               Maryland State Department of Assessments and Taxation on May 23,
               2002 as Exhibit 3(a) to Registration Statement 333-70753 is
               hereby incorporated by reference.

       (b)     Second Amended and Restated By-Laws of the Trust dated as of
               May 23, 2002 as Exhibit 3(b) to Registration Statement 333-70753
               is hereby incorporated by reference.

   4.          INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING
               INDENTURES

       (a)     Indenture dated as of March 25, 1998 between the Trust and
               Norwest Bank Minnesota, National Association, as Trustee, with respect to the Trust's 9 3/4% Series B Senior Secured Notes due
               2008, as filed as Exhibit 4(a) to Registration Statement
               333-49937 is hereby incorporated by reference.

       (b)     Indenture with respect to the Trust's Senior Notes Due from One
               Year to Ten Years from Date of Issue as filed as Exhibit 4(a) to
               Registration No. 33-19909 is hereby incorporated by reference.

       (c)     First Supplemental Indenture with respect to the Trust's Senior
               Notes due from One Year to Ten Years from Date of Issue as filed as Exhibit T-3C to the Trust's Form T-3 Application for
               Qualification of Indentures under the Trust Indenture Act of 1939
               (File No. 22-20838) is hereby incorporated by reference.

       (d)     Indenture with respect to the Trust's Senior Notes due from One
               Year to Ten Years from Date of Issue as filed as Exhibit 4(a) to
               Registration Statement No. 33-9336 is hereby incorporated by reference.

       (e)     Fourth Supplemental Indenture with respect to the Trust's Senior
               Notes due from One Year to Ten Years from Date of Issue as filed as Exhibit 4(a) to Registration Statement No. 2-95506 is hereby incorporated by reference.

       (f)     Third Supplemental Indenture with respect to the Trust's Senior
               Notes due from One Year to Ten Years from Date of Issue as filed as Exhibit 4(a) to Registration Statement No. 2-91126 is hereby incorporated by reference.

       (g)     Second Supplemental Indenture with respect to the Trust's Senior
               Notes due from One Year to Ten Years from Date of Issue as filed as Exhibit 4(a) to Registration Statement No. 2-80831 is hereby incorporated by reference.

       (h)     Supplemental Indenture with respect to the Trust's Senior Notes due from One Year to Ten Years from Date of Issue as filed as
               Exhibit 4(a) to Registration Statement No. 2-68652 is hereby incorporated by reference.

       (i)     Indenture with respect to the Trust's Senior Notes due from One
               Year to Five Years from Date of Issue as filed as Exhibit T-3C to the Trust's Form T-3 Application for Qualification of Indentures
               under the Trust Indenture Act of 1939 (file No. 22-10206) is hereby incorporated by reference

       (j)     Indenture dated as of September 1, 1992 with respect to the
               Trust's Notes due from One to Ten Years form Date of Issue filed as Exhibit 4(a) to Registration Statement No. 33-34930 is hereby incorporated by reference.

       (k)     First Supplemental Indenture dated as of January 16, 1997 with respect to the Trust's Notes due from One to Ten years from Date of Issue filed as Exhibit 4(b) to Registration Statement No.
               33-34930 is hereby incorporated by reference.

       (l)     Second Supplemental Indenture dated as of January 13, 1999 with respect to the Trust's Notes due from One to Ten Years from Date of Issuance as filed as Exhibit 4(l) to Registration Statement
               No. 333-70753 is hereby incorporated by reference.

  **5.         Opinion of Shaw Pittman LLP with respect to legality of the
               Notes.

   10. MATERIAL CONTRACTS

 *     (a)     Amended and Restated Advisory Contract dated as of October 1,
               1982, by and among the Trust, B.F. Saul Company and B.F. Saul
               Advisory Company, as subsequently amended.

       (b)     Assignment and Guaranty Agreement effective May 1, 1972 by and among the Trust, B.F. Saul Company and B.F. Saul Advisory
               Company, as filed as Exhibit 10(b) to the Trust's Annual Report on Form 10-K (File No. 1-7184) for the fiscal year ended
               September 30, 2001 is hereby incorporated by reference.

       (c)     Commercial Property Leasing and Management Agreement effective
               October 1, 1982 between the Trust and B.F. Saul Property Company filed as Exhibit 10(b) to Registration Statement No. 2-80831 is
               hereby incorporated by reference.

       (d)     Amendments to Commercial Property Leasing and Management
               Agreement between the Trust and B.F. Saul Property Company dated as of December 31, 1992 (Amendment No. 5), July 1, 1989
               (Amendment No. 4), October 1, 1986 (Amendment No. 3), January 1,
               1985 (Amendment No. 2) and July 1, 1984 (Amendment No. 1) filed as Exhibit 10(o) to Registration Statement No. 33-34930 is hereby incorporated by reference.

       (e)     Tax Sharing Agreement dated June 28, 1990 among the Trust, Chevy
               Chase Bank F.S.B. and certain of their subsidiaries filed as
               Exhibit 10(c) to Registration Statement No. 33-34930 is hereby incorporated by reference.

       (f)     First Amendment to Tax Sharing Agreement effective May 16, 1995 among the Trust, Chevy Chase Bank F.S.B. and certain of their subsidiaries, as filed as Exhibit 10(f) to the Trust's Annual
               Report on Form 10-K (File No. 1-7184) for the fiscal year ended
               September 30, 2001 is hereby incorporated by reference.

       (g)     Agreement dated June 28, 1990 among the Trust, B.F. Saul Company,
               Franklin Development Co., Inc., The Klingle Corporation and
               Westminster Investing Corporation relating to the transfer of certain shares of Chevy Chase Bank, F.S.B. and certain real property to the Trust in exchange for Preferred Shares of the
               Trust filed as Exhibit 10(d) to Registration Statement No.
               33-34930 is hereby incorporated by reference.

       (h)     Regulatory Capital Maintenance/Dividend Agreement dated May 17,
               1988 among B.F. Saul Company, the Trust and the Federal Savings and Loan Insurance Corporation filed as Exhibit 10(e) to the
               Trust's Annual Report on Form 10-K (File No. 1-7184) for the
               fiscal year ended September 30, 1991 is hereby incorporated by reference.

       (i)     Registration Rights and Lock-Up Agreement dated August 26, 1993 by and among Saul Centers, Inc. and the Trust, Westminster
               Investing Corporation, Van Ness Square Corporation, Dearborn,
               L.L.C., B.F. Saul Property Company and Avenel Executive Park
               Phase II, Inc. as filed as Exhibit 10.6 to Registration Statement
               No. 33-64562 is hereby incorporated by reference.

       (j)     First Amendment to Registration Rights and Lock-Up Agreement
               dated September 29, 1999 by and among Saul Centers, Inc., the
               Trust, Westminster Investing Corporation, Van Ness Square
               Corporation, Dearborn Corporation, Franklin Property Company and
               Avenel Executive Park Phase II, Inc., as filed as Exhibit 10(b)
               to the Trust's Annual Report on Form 10-K (File No. 1-7184) for
               the fiscal year ended September 30, 2001 is hereby incorporated by reference.

       (k)     Exclusivity and Right of First Refusal Agreement dated August 26,
               1993 among Saul Centers, Inc., the Trust, B.F. Saul Company,
               Westminster Investing Corporation, B.F. Saul Property Company,
               Van Ness Square Corporation, and Chevy Chase Savings Bank, F.S.B.
               as filed as Exhibit 10.7 to Registration Statement No. 33-64562 hereby incorporated by reference.

       (l)     Fourth Amended and Restated Reimbursement Agreement dated as of
               April 25, 2000 by and among Saul Centers, Inc., Saul Holdings
               Limited Partnership, Saul Subsidiary I Limited Partnership, Saul
               Subsidiary II Limited Partnership, Saul QRS, Inc.,  B.F. Saul
               Property Company, Westminster Investing Corporation, Van Ness
               Square Corporation, Dearborn, L.L.C., Avenel Executive Park
               Phase II, L.L.C., and the Trust, as filed as Exhibit 10(k) to the
               Trust's Quarterly Report on Form 10-Q (File No. 1-7184) for the
               fiscal quarter ended March 31, 2000 is hereby incorporated by reference.

       (m)     Bank Stock Registration Rights Agreement dated as of March 25,
               1998 between the Trust and Norwest Bank Minnesota, National
               Association, as Trustee, as filed as Exhibit 4(d) to Registration
               Statement No. 333-49937 is hereby incorporated by reference.

       (n)     Note Administration Fee Agreement dated as of February 8, 2002, between the Trust and B.F. Saul Advisory Company L.L.C., as filed as Exhibit 10(n) to the Trust's Quarterly Report on Form 10-Q
               (File No. 1-7184) for the fiscal quarter ended December 31, 2001 is hereby incorporated by reference.

 *12.          Statement re: Computation of Ratio of Earnings to Fixed Charges -
               Real Estate Trust.

 *12.1         Statement re: Computation of Ratio of Consolidated Earnings to
               Fixed Charges - Trust.

  21.          List of Subsidiaries of the Trust, filed as Exhibit 21 to the
               Trust's 10-K (File No. 1-7184) for the fiscal year ended
               September 30, 2002, is hereby incorporated by reference.

 *23.    (a)   Consent of Ernst & Young LLP.

**       (b)   Consent of Shaw Pittman LLP.

**25.          Statement of Eligibility on Form T-1 of U.S. Bank
               Trust National Association.
-------------------
*  Filed herewith.
** Previously filed.